Exhibit 99.1

BOLT TECHNOLOGY ANNOUNCES SECOND QUARTER RESULTS AND QUARTERLY DIVIDEND PAYMENT

NORWALK, CT, January 24, 2013 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the second quarter and the first six months of fiscal year 2013.

Sales for the second quarter of fiscal year 2013, the three months ended December 31, 2012, amounted to $14,410,000 compared to $14,588,000 for the second quarter of fiscal year 2012. Net income for the quarter amounted to $1,701,000 ($0.20 per share) compared to $1,946,000 ($0.23 per share) for the second quarter of fiscal year 2012.

Sales for the first half of fiscal year 2013, the six months ended December 31, 2012, amounted to $28,678,000 compared to $24,160,000 for the same six month period in fiscal year 2012. Net income for the period amounted to $3,405,000 ($0.40 per share) compared to $2,666,000 ($0.31 per share) in the first six months of fiscal year 2012.

Raymond M. Soto, Bolt’s chairman and CEO, commented, “Sales in the second quarter of fiscal year 2013 decreased 1% from the prior year, reflecting a 57% decrease in our underwater robotics business, due to unusually high shipments of robotic vehicles to the United States government in last year’s second quarter. However, this decrease in sales in our underwater robotics business was almost completely offset by a 43% increase in our marine seismic exploration businesses. Net income in the second quarter decreased 13% to $1,701,000 compared to last year, primarily due to the lower sales at our underwater robotics business.”

Mr. Soto continued, “Sales for the first half of fiscal year 2013 increased 19%, reflecting a 34% increase in our marine seismic exploration businesses, partially offset by a 15% decrease in our underwater robotics business. Net income for the first half of fiscal year 2013 increased 28% to $3,405,000 compared to last year, primarily due to the higher sales of our marine seismic exploration businesses.”

Mr. Soto further commented, “I am pleased to report that today the Board of Directors approved a quarterly dividend of $0.07 per common share, payable on April 4, 2013 to stockholders of record on March 7, 2013.”

Mr. Soto concluded, “Although world economic conditions remain uncertain, particularly with regard to government spending constraints which could impact our underwater robotics business, we continue to be optimistic that fiscal year 2013 will be another successful year for our company.”

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, dividends, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions, (vii) risks of changes in environmental or regulatory matters and (viii) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

Contact:

Raymond M. Soto

Chairman and CEO

(203) 853-0700

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Sales	$14,410,000	$14,588,000	$28,678,000	$24,160,000
Costs and expenses	11,906,000	11,701,000	23,553,000	20,309,000
Income before income taxes	2,504,000	2,887,000	5,125,000	3,851,000
Provision for income taxes	803,000	941,000	1,720,000	1,185,000
Net Income	$1,701,000	$1,946,000	$3,405,000	$2,666,000

Earnings per share (diluted)	$0.20	$0.23	$0.40	$0.31

Average shares outstanding (diluted)	8,607,000	8,488,000	8,594,000	8,523,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,			December 31,
	2012	2011		2012	2011
Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$21,825,000	$21,270,000	Accounts payable	$1,754,000	$1,559,000
Accounts receivable	8,066,000	9,701,000	Accrued expenses	1,652,000	1,549,000
Inventories	16,167,000	17,071,000	Contingent earnout liability	285,000	3,000,000
Deferred income taxes	555,000	567,000	Income taxes payable	84,000	439,000
Other	917,000	885,000		3,775,000	6,547,000
	47,530,000	49,494,000	Contingent earnout liability	2,815,000	-
Property and equipment	4,973,000	4,782,000	Deferred income taxes	2,415,000	2,609,000
Goodwill	17,227,000	17,227,000	Total liabilities	9,005,000	9,156,000
Other intangible assets	7,421,000	8,387,000
Other	248,000	226,000	Stockholders’ Equity	68,394,000	70,960,000

	$77,399,000	$80,116,000		$77,399,000	$80,116,000

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